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AMERICAN REALTY CAPITAL TRUST, INC.

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Explanatory Note

On September 10, 2012, Nicholas S. Schorsch, the Chairman of American Realty Capital Trust, Inc. (the “Company”), appeared in a television segment on CNBC entitled “Mad Money” with Jim Cramer, whereby Mr. Schorsch discussed the Company’s execution of a definitive agreement pursuant to which the Company will merge into a wholly owned subsidiary of Realty Income Corporation.

The transcript of the television segment, which became available on September 11, 2012, is being filed pursuant to Rule 14a-12 of the Securities Exchange Act of 1934, as amended.

CNBC’s Mad Money

“Executive Decision Exclusive”

Nicholas Schorsch and Jim Cramer

September 10, 2012

Jim Cramer: Normally, when a company agrees to sell itself, management is applauded, not criticized and vilified, that’s exactly what happened last Thursday. We learned that American Reality Capital Trust, ARCT- a sale leaseback real estate investment trust that I recommended back in July- plans to sell itself to Realty Income in an all-stock deal worth about $1.9 billion. There's a lot of frustration here, in part because the immediate takeover premium was tiny, but also because ARCT only began trading on the NASDAQ back in March. Some investors feel like they're losing an opportunity to make long-term money in a terrific company with a huge dividend. Some analysts basically accused the company of leaving money on the table. However, I think it's kind of ridiculous. I mean, if you listened when we had ARCT on the show back on July 12th, you now have 14% return in just two months. Hey, sorry, that’s a win. I feel like management deserves to be celebrated, not denigrated. But we’re going to get all our questions answered, which is why I’m thrilled to have Nick Schorsch, the Chairman of American Realty Capital Trust, here with us tonight to explain the logic behind the deal. Mr. Schorsch, welcome back to Mad Money.

Nick Schorsch: Thanks, Jim.

Jim Cramer: Have a seat. Alright, to me, you know, you came on, you said people should buy the stock, they're getting - they have a nice capital gain and a very… you also get a dividend. How are you- what are you saying to shareholders about why they should vote for the deal?

Nick Schorsch: Well, it's pretty simple. Realty Income is a great company and they have a tremendous balance sheet, and actually if you look at the accretion, it’s… it increases the dividend, based on the announcement that they’ve already made, by 13 cents a share or 7.1%. This company has raised a dividend 67 times in a row and it's about 20 to 22 cents accretive on an FFO basis, which is the way real estate companies are measured. So, on top of all that, our investors get the benefit of their multiple. When you look at the overall strategy, we trade at about a 15 to 16 multiple. They're trading at about a 19 to 20 multiple. So, when you take our assets on their balance sheet it's much more productive, and you have the synergistic value of the savings because you don’t have duplicative management. Tom Lewis and his team have already announced that they’re only gonna be hiring four people, none of our people are moving over, so there’s a significant cost savings for the investor. So, we believe one plus one equals three.

Jim Cramer: Now, you did have a great quarter.

Nick Schorsch: Great quarter.

Jim Cramer: And the stock was headed higher. I mean, you know, a lot of people… there was a lawsuit that was filed because the stock’s premium- the takeover premium- was only 2%- 2.1%- over the day before, the average for the group is 38%. But again, if you came in in July, it's a pretty good gain.

Nick Schorsch: Absolutely. And, you know, if you look at this performance of the company, it's been very good and we've been trading in a very good place, but look at their balance sheet. They're a much more mature company, and together this will be the first of what we would consider to be the mega-REITs in the net lease space. There are no large REITs in the net lease space and Realty Income is the largest by far, but now you have somebody with more than an $11 billion balance sheet and that really gives them a much better cost to capital to acquire additional assets. So, it is a win for our investors, and as their stock trades up and our stock trades up, they trade in lock step. There is no cap or collar on this deal-

Jim Cramer: Right.

Nick Schorsch: So there’s no limit to how much our investors- how much the stock can move, and it has.

Jim Cramer: Now, explain to me what expertise they will add to your company, because you guys were, I felt, pretty much best in the sale leaseback business.

Nick Schorsch: Absolutely. I think our team is great, I their team is great. I don't think there's a net loss or gain in the management side, but they do have a much more mature balance sheet. So, when you look at their ability to raise capital on a long-term basis, look at the fact that they're triple B- triple B plus- split rated, there is an expertise there of being able to be a low-cost capital provider. So, from an earnings standpoint, there's a definite benefit. The other side of it is, look at what it does to the overall size. There’s over 3,000 properties-

Jim Cramer: Right.

Nick Schorsch: - Now, and 44 million square feet. That really gives the investors more stability and a better risk adjusted return.

Jim Cramer: Now, when you were on, it didn't sound like you were done. I mean, it kind of felt like you guys were in it for the long hauls. Just, if you find something that's more attractive than a longer term- you just feel like this together is worth a lot more than what you can generate? ‘Cause you're a pretty good manager.

Nick Schorsch: Thank you.

Jim Cramer: I felt there was a lot ahead.

Nick Schorsch: Thank you. Well, let me be very blunt.

Jim Cramer: Ok.

Nick Schorsch: I think the fact is that it's all about the shareholder. And our job as public company executives is to find the most accretive way for our shareholders to get that-

Jim Cramer: Most accretive, not necessarily the highest initial price.

Nick Schorsch: Not highest initial price, but long term.

Jim Cramer: Ok.

Nick Schorsch: And, it is the highest initial price. We hit a new high after the transaction. We have- the stock has moved up. It did break over $13.00 a share.

Jim Cramer: I thought it would stay there.

Nick Schorsch: So, well, the markets are moving and the general markets move. So, where it ends up over the next 90 to 120 days is, obviously, what the markets are all about. But when you look at risk adjusted capital, we're trying to find our investors the best place for their capital. And, quite honestly, we are in a great place. The portfolio is terrific and it will be great on their balance sheet. But when you have a situation where there's no but fors- we're bigger, we’re more diverse, we have great credit quality, the leases are long- they’re a very great merger. This is not a… these are not companies where either one of them are fixing themselves from a, you know, fixing the business model, and it's also leverage neutral.

Jim Cramer: That's why this is the only deal that I’ve come across where I’m telling people to stay with it. As in, you know, in other words, “don't sell, don't ring the register. Tender, get the new company.” New company's worth… is worth a lot more than it was before this deal.

Nick Schorsch: Well, we're staying in on the same basis and, if you notice, we have about $45 million as management invested in Realty Income after the merger, so we believe in this transaction.

Jim Cramer: I agree. Ok, that's Nick Schorsch, Chairman of American Realty Capital Trust. You got a real good gain here. I never look a gift horse in the mouth. Mad Money’s back after the break. Thank you Nick.

Nick Schorsch: Thank you.